Exhibit 10.17

ACE INA	212.827 4423 tel
Human Resources
1133 Ave of the Americas	Phillip.Cole@ace-ina.com
44th Floor	www.ace-ina.com
New York, NY 10036
Phillip B. Cole
Global Human Resources Officer

March 30, 2010

Mr. Philip Bancroft

Chief Financial Officer

1133 Avenue of the Americas

New York, NY 10036

Dear Phil:

As a follow-up to our discussion yesterday regarding the severance provision in your employment contract with ACE that was executed upon your hire in December of 2001, please accept this letter as written confirmation that the automatic renewal of the severance agreement terms will cease effective April 1st, 2010 and the severance terms will expire on April 1st, 2013. At such time as your current severance terms expire, you will be eligible to participate in the ACE Limited Executive Severance Plan.

Sincerely,

/s/ Phillip Cole
Phillip Cole